Exhibit 6.46

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II)WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Seller’s Warranties

Buyer’s Private Sale Agreement Terms of Purchase

Masterworks Gallery LLC as agent for Masterworks Cayman SPC o/b/o its Gallery Segregated Portfolio

1 World Trade Center, New York, New York 10007

Account: [***]

The following sets out the terms of the agreement for the purchase of:

BANKSY

xSxtxoxpx x&x xSxexaxrxcxhx

signed ‘Banksiat’ (lower right)

spray paint and acrylic on board, in three parts

95 ⅔ x 126 ⅗ in. (243 x 321.5 cm.)

Executed in 2020. This work is accompanied by a Certificate of Authenticity issued by Pest Control.

The agreement is between the seller, for whom [***] acts as agent, and the buyer (“Masterworks”, “You” and “Your”).

1. PAYMENT

This agreement records your agreement to purchase the Property from the seller at the purchase price set out on the attached Invoice No. [***] (being the “Total Amount Due” plus any applicable taxes) by the Payment Due date set out in the invoice.

This agreement records your agreement to purchase the Property from the seller for the purchase price of USD 8,700,000 (the “Total Amount Due” plus any applicable taxes), provided, however, that [***] will notify you in writing following the completion of its due diligence, at which time payment will be due to you in accordance with the following Payment Due dates:

a)	First Instalment: A non-refundable deposit in an amount equal to ten percent (10%) of the Total Amount Due, USD 870,000, is payable by you no later than seven (7) days from the date of the invoice; and

b)	Second and Final Instalment: The balance of the Total Amount due, USD 7,830,000, is payable by you no later than close of business in New York on May 7, 2025.

c)	Provided there is no breach by either [***] or the seller of any of the representations or warranties as they relate to authenticity or title of the Property as set forth under this agreement, or a request for termination by [***] or the seller for any reason other than arising from a breach on behalf of Masterworks in a manner that cannot be reasonably cured within ten (10) business days of your receipt of notice of the breach, the first instalment shall be non-refundable. For the avoidance of doubt, the first instalment is non-refundable. If you fail to pay the balance of the Total Amount Due by the final Payment Due date, and there is no breach by either [***] or the seller of any of the representations or warranties as they related to authenticity or title of the Property as set forth in this agreement, the first instalment will not be returned to you even if we cancel the sale of the Property.

If you are buying the Property on behalf of an undisclosed principal (the ultimate buyer(s)), you accept personal liability to pay the Total Amount Due plus any applicable taxes.

If you fail to make full and clear payment of the Total Amount Due plus any applicable taxes to us by the Payment Due date, you agree that we may enforce our rights against you under the terms of this agreement which shall include, but are not limited to, enforcing your payment obligations, cancelling the sale and/or charging interest and storage charges.

2. WARRANTIES

Your Warranties

(a)	You warrant that the funds used for settlement are not connected with any criminal activity, including tax evasion, and you are neither under investigation, nor have you been charged with or convicted of money laundering, terrorist activities or other crimes.

(b)	If you are buying the Property on behalf of an undisclosed principal (the ultimate buyer(s)), you will inform us in writing that you are not the ultimate buyer(s) and confirm to us the identity of the ultimate buyer(s). You also warrant that:

(i)	you have conducted appropriate customer due diligence on the ultimate buyer(s) of the Property in accordance with any and all applicable anti-money laundering and sanctions laws, consent to us relying on this due diligence, and you will retain for a period of not less than five (5) years the documentation and records evidencing the due diligence. You will make such documentation and records immediately available to us for inspection upon our written request. We will not disclose such documentation or records to any third-party unless it is already in the public domain, or it is required to be disclosed by law or regulation;

(ii)	the arrangements between you and the ultimate buyer(s) are not designed to facilitate tax crimes; and

(iii)	you do not know, or have reason to suspect, that the funds used for settlement are connected with the proceeds of any criminal activity or that the ultimate buyer(s) are on a sanctions list, under investigation, or have been charged with or convicted of money laundering, terrorist activities or other crimes.

In relation to each item of Property sold, the seller gives a warranty that the seller: (a) is the owner of the Property, or a joint owner of the Property acting with the permission of the owner or co-owner(s), or, if the seller is not the owner of the Property, the seller has the permission of the owner(s) to sell the Property; and (b) has the right to transfer ownership of the Property to you without any restrictions or claims by anyone else.

You understand and agree that other than as set out above the Property is sold “as is” and any statement made by us whether orally or in writing regarding the authorship, origin, date, age, size, medium, attribution, genuineness, provenance or condition of the Property is merely a statement of opinion and is not to be relied on as a statement of definitive fact.

To the fullest extent permitted by law, the only right you have against us and/or the seller for breaking this agreement (including breaking the Seller’s Warranties or Authenticity Warranty) is to cancel the sale and receive a refund of the Total Amount Due. We and the seller will not be responsible for any special, consequential, incidental, indirect or other losses or damages (including lost profits or interest) you may incur as a result of entering into this agreement.

Implied Warranties

Except as set forth below, neither the Seller nor [***] make any other warranty , express or implied, oral or written, with respect to the Property, including, the implied warranties of merchantability or fitness for a particular purpose, each of which is specifically disclaimed.

Our Authenticity Warranty

We warrant, subject to the terms below, that the Property is Authentic (the “Authenticity Warranty”). If, within five years of the date of the invoice, you give notice to us that the Property is not Authentic, subject to the terms below, we will refund the Total Amount Due plus any applicable taxes. In this section, “Authentic” means a genuine example, rather than a copy or forgery of: (i) the work of a particular artist, author or manufacturer, if the Property is described in the Heading as of the work of that artist, author or manufacturer; (ii) a work created within a particular period or culture, if the Property is described in the Heading as a work created during that period or culture; (iii) a work of a particular origin or source if the Property is described in the Heading as being of that origin or source; or (iv) in the case of gems, a work which is made of a particular material, if the Property is described in the Heading as being made of that material.

The terms of the Authenticity Warranty are as follows:

(a)	It will be honoured for claims notified within a period of five years from the date of the invoice. After such time, we will not be obligated to honour the Authenticity Warranty.

(b)	It is only given for information shown in UPPERCASE type (i.e. having all capital letters) in the first line of the Property description on the invoice (the “Heading”). It does not apply to any information other than in the Heading even if shown in UPPERCASE type.

(c)	It does not apply to any Heading or part of a Heading which is qualified by a clarification used in the Heading such as “Attributed to…”, “Studio of…”/”Workshop of…”, “Circle of…”, “Follower of…”, “Manner of…”, or “After…”.

(d)	It does not apply where scholarship has developed since the date of the invoice leading to a change in generally accepted opinion. Further, it does not apply if the Heading either matched the generally accepted opinion of experts at the date of the invoice or drew attention to any conflict of opinion. It does not apply if the Property can only be shown not to be Authentic by a scientific process which, on the date of the invoice, was not available or generally accepted for use, or which was unreasonably expensive or impractical, or which was likely to have damaged the Property.

(e)	The benefit of the Authenticity Warranty is only available to the original buyer shown on the invoice for the Property and only if, on the date of the notice of claim, the original buyer is the full owner of the Property and the Property is free from any claim, interest or restriction by anyone else.

(f)	Subject to (i), below, the benefit of this Authenticity Warranty may not be transferred to anyone else.

(g)	To claim under the Authenticity Warranty, you must: (i) give us written notice of your claim within five years of the date of the invoice. We may require full details and supporting evidence of any such claim; (ii) at [***] option, we may require you to provide the written opinions of two recognised experts in the field of the Property mutually agreed by you and us in advance confirming that the Property is not Authentic. If we have any doubts, we reserve the right to obtain additional opinions at our expense; (iii) return the Property at your expense to us in the same condition it was at the date of the invoice.

(h)	Your only right under this Authenticity Warranty is to cancel the sale and receive a refund of the Total Amount Due plus any applicable taxes paid by you to us. We will not, in any circumstances, be required to pay you more than the Total Amount Due plus any applicable taxes nor will we be liable for any loss of profits or business, loss of opportunity or value, expected savings or interest, costs, damages, special, consequential, incidental, indirect or other losses or damages, or expenses.

(i)	Notwithstanding the foregoing, the parties accept, acknowledge, and agree that Masterworks will transfer title of the Property to a segregated portfolio of Masterworks Cayman SPC (“0XXX Segregated Portfolio”) and the Property will be the only asset held by 0XXX Segregated Portfolio. You agree to notify us of the date that title transfers to 0XXX Segregated Portfolio, such date being the “Transfer Date”, and provide us with documentation evidencing the transfer of title. From the date that title of the Property passes to you under the terms and conditions of this Agreement up to the Transfer Date, the benefit of the Authenticity Warranty will only be available to you. From the Transfer Date, the benefit of the Authenticity Warranty will only be available to the 0XXX Segregated Portfolio, provided that at the time of the claim the 0XXX Segregated Portfolio is a wholly owned portfolio of Masterworks Cayman SPC. The benefit of this Authenticity Warranty may not be transferred to anyone else, including, without limitation, any shareholder or group of shareholders who indirectly beneficially have an interest in the Property, provided, however, that, if you transfer the Property to an affiliate or to a third-party Masterworks entity, the guarantee of authorship set forth in the terms of guarantee will remain in full force and effect as between Masterworks and [***].

3. COLLECTION AND STORAGE

Unless otherwise agreed, [***] agrees to organize the shipment of the Property to Delaware Freeport LLC having an address at 315 Ruthar Dr. Newark DE 19711 (“Delaware Freeport”) at our cost within five (5) business days following our receipt of full and clear funds of the Total Amount Due plus any applicable taxes. If Delaware Freeport does not accept delivery of the Property, we may, at our option, remove the Property to another [***] location or an affiliate or third party warehouse. The storage terms can be found at [***]. We may charge you removal, storage, handling, and other costs if, for any reason that cannot be attributable to an act or omission of [***], we are unable to deliver the Property to Delaware Freeport. You are responsible for:

(a)	any taxes, VAT or duties (including import and export duties and taxes), which apply to the purchasing, collecting and/or transporting the Property; (b) obtaining export licences which you may need and providing us with a copy of all export documents;

(c)	providing us with correct information on your tax status and plans to transport the Property; and

(d)	any claims, costs, expenses or penalties arising from your failure to carry out your obligations in this paragraph.

4. EXPORT LICENSE

It is your responsibility to determine and satisfy the requirement of any applicable laws or regulations relating to the export or import of any Property you purchase. Applying for an export licence, does not excuse you from paying the Total Amount Due plus any applicable taxes or prevent us from charging you for storage and/or interest on late payments. If you want us to apply for an export licence for you or arrange to transport the Property, we can charge you separately for these services. We cannot guarantee that you will receive an export licence if we apply on your behalf. If you are refused a licence or there is a delay in getting one, you must still pay us in full for the Property.

5. TRANSFER OF OWNERSHIP & RISK

Transfer of Ownership

Ownership of the Property and right to possession will pass to you when we receive full and clear payment of the Total Amount Due plus any applicable taxes. Transfer of risk

Risk and responsibility for the Property will pass to you upon the earlier of (i) when you collect the Property or (ii) when we receive full and clear payment of the Total Amount Due plus any applicable taxes.

6. OUR ABILITY TO CANCEL

In addition to the other rights of cancellation contained in this agreement, we can cancel the sale if (i) any of your warranties are incorrect, (ii) we reasonably believe that completing the transaction is or may be unlawful; or (iii) we reasonably believe that the sale places us or the seller under any liability to anyone else or may cause damage to our reputation. We shall, within a reasonable time prior to such cancellation, if time permits, or, if not, immediately after, furnish you in writing with the basis for our determination to cancel such sale, which determination shall be reasonable and made in good faith, and we will advise you in writing of any outside or internal authority, including the name or names thereof, with whom we have consulted (an email with such basis from us to you will suffice).

7. CONFIDENTIALITY

Both of us agree to keep the terms of this agreement (which for us includes your identity) confidential unless we are required by law to reveal them. We will not have to reveal the identity of the seller to you. Notwithstanding the foregoing, you may disclose the terms of this agreement in reports filed with the United States Securities Exchange Commission, but solely to the extent required to comply with applicable law.

8. DOCUMENTS AND RECORDS

We will deliver to you all documents and records we have about the history and provenance of the Property. We reserve the right to provide redacted versions of any and all documents in order to adhere to any confidentiality obligations to which we are bound

9. YOUR IDENTITY AND PERSONAL INFORMATION

(a)	You confirm that your name and address as set out on the invoice are accurate. You agree to give us any information and documents we may reasonably need to satisfy our client identification procedures. You confirm that all information and documents you provide are accurate and are originals or true copies of the originals.

(b)	By signing this agreement, you accept that we will hold and process your personal data and information and may pass it to other [***] group companies including [***] International Plc and its subsidiaries for use as described in, and in line with, [***] privacy notice which you can access at [***].

10. ENFORCING THE AGREEMENT

If a court finds that any part of this agreement is invalid, illegal or impossible to enforce, that part of the agreement will be treated as being deleted, and the rest of this agreement will not be affected.

11. ENTIRE AGREEMENT

You acknowledge that in entering into this agreement you are not relying on any statement, or guarantee by any person. This agreement is the whole agreement between you and us. It may only be amended by a signed agreement between you and us.

12. TRANSFERRING YOUR RIGHTS AND RESPONSIBILITIES

You may not grant a security over or, subject to your standard business practices in the securitization of artworks, transfer your rights or responsibilities under this agreement unless we have given our written permission which we will not withhold unreasonably. This agreement will be binding on your estate and anyone who takes over your rights and responsibilities.

13. TRANSLATION

If we have provided you with a translation of this agreement, this original version will be the one we use in deciding any issues which arise.

14. LAWS AND DISPUTES

This agreement and any rights arising outside of, but related to, this agreement shall be governed by the laws of the state of New York. Any dispute, controversy or claim arising out of, relating to, or in connection with this agreement, or the breach, termination, or validity thereof (“Dispute”), shall be submitted to JAMS, or its successor, for mediation in New York. If the Dispute is not settled by mediation within 60 days from the date when mediation is initiated, then the Dispute shall be submitted to JAMS, or its successor, for final and binding arbitration in accordance with its Comprehensive Arbitration Rules and Procedures or, if the Dispute involves a non U.S. party, the JAMS International Arbitration Rules. The seat of the arbitration shall be New York and the arbitration shall be conducted by one arbitrator, who shall be appointed within 30 days after the initiation of the arbitration. The language used in the arbitral proceedings will be English. The arbitrator shall order the production of documents only upon a showing that such documents are relevant and material to the outcome of the Dispute. The arbitration shall be confidential, except to the extent necessary to enforce a judgment or where disclosure is required by law. The arbitration award shall be final and binding on all parties involved. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets. This arbitration and any proceedings conducted hereunder shall be governed by Title 9 (Arbitration) of the United States Code and by the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards of June 10, 1958.

Signed by:

Name:

Title:

Date:

USD Payment Methods

Please note: [***] will not accept payment for private sales from any party other than the buyer.

Private sale purchases at [***] may be paid by bank transfer using the details below:

Wire Transfer [***]

For international transfers, SWIFT: [***]

In order to process your payment efficiently, please quote invoice number and account number with all transactions.

Should you have any queries regarding payment, please do not hesitate to call us by telephone on [***] or email [***].